Supplement No. 3 to market-making prospectus dated May 19, 2007
The date of this Supplement is June 18, 2007
On June 14, 2007, Cooper-Standard Holdings Inc. filed the attached Current
Report on Form 8-K

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): JUNE 10, 2007

                          COOPER-STANDARD HOLDINGS INC.
               (Exact Name of Registrant as Specified in Charter)

         DELAWARE                      333-123708                20-1945088
(State or Other Jurisdiction          (Commission               (IRS Employer
     of Incorporation)                File Number)           Identification No.)

                         39550 ORCHARD HILL PLACE DRIVE
                              NOVI, MICHIGAN 48375
               (Address of Principal Executive Offices) (Zip Code)

                                 (248) 596-5900
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

                                   ----------

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [_]  Written communications pursuant to Rule 425 under the Securities Act
          (17 CFR 230.425)

     [_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
          CFR 240.14a-12)

     [_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the
          Exchange Act (17 CFR 240.14d-2(b))

     [_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the
          Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On June 10, 2007, Cooper-Standard Automotive Inc. (the "Company"), a
wholly-owned subsidiary of Cooper-Standard Holdings Inc., entered into a definitive Sale and Purchase Agreement (the "Agreement") with Automotive Sealing
Systems S.A. ("ASSA") pursuant to which the Company or certain of its subsidiaries will purchase the shares of Metzeler Automotive Profile Systems
Europe GmbH ("MAPS Germany"), Metzeler Automotive Profile Systems Italy SpA
("MAPS Italy") and Metzeler Automotive Profiles India Private Ltd. ("MAPS
India") owned by ASSA (collectively, the "Business") for 100 million euros in cash. The purchase price is subject to a net working capital adjustment. The
Company will acquire the Business free of financial debt and the transaction will not include the cash of the Business. The Agreement includes customary representations, warranties and covenants from both parties.

     ASSA owns, and will transfer to the Company or its subsidiaries pursuant to the Agreement, 100% of the outstanding shares of both MAPS Germany and MAPS
Italy, and 74% of the outstanding shares of MAPS India, which is a joint venture entity of which Toyoda Gosei Co., Ltd. owns the remaining 26%. The purchase of
ASSA's shares in MAPS India is subject to the right of Toyoda Gosei under its existing joint venture agreement with ASSA to pre-emptively purchase ASSA's MAPS
India shares for 8 million euros, the purchase price pertaining to ASSA's MAPS
India shares under the Agreement. Toyoda Gosei has the right to exercise its pre-emptive right for a period of 30 days following notice from the parties of the Agreement. If Toyoda Gosei exercises its pre-emptive right, the purchase price to be paid by the Company for the Business under the Agreement will be reduced by 8 million euros. MAPS Italy owns, among other assets and interests,
47.5% of the shares of Shanghai SAIC-Metzeler Sealing Systems Co. Ltd., a joint venture entity in China of which Shanghai Automotive Industry Corporation
("SAIC") also owns 47.5% (the "MAPS China Interest"). Pursuant to the Agreement,
the Company has the right to require ASSA to purchase the MAPS China Interest from MAPS Italy for US $15.3 million in the event the Company is unable to reach certain agreements with SAIC concerning the joint venture in China, provided the
Company notifies ASSA of its election to exercise such right at least two weeks prior to the closing date under the Agreement, and provided further that legal requirements pertaining to the sale of the MAPS China Interest, including applicable regulatory approvals and shareholder consents, are fulfilled.

     The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the Agreement itself, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

     On June 14, 2007, the Company issued a press release announcing that it had entered into the Agreement. A copy of the press release is attached to this Form
8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

     (d)  Exhibits.

          EXHIBIT NO.   DESCRIPTION
          -----------   --------------------------------------------------------
              10.1      Sale and Purchase Agreement dated and notarized June 9
                        and 10, 2007 by and between Automotive Sealing Systems
                        S.A., Cooper-Standard Automotive Inc. and CSA Germany
                        GmbH & Co. KG.

              99.1      Cooper-Standard Automotive Inc. press release, dated
                        June 14, 2007.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        COOPER-STANDARD HOLDINGS INC.

                                        By: /s/ Timothy W. Hefferon
                                            ------------------------------------
                                            Timothy W. Hefferon
                                            Vice President, General Counsel
                                            and Secretary

Date: June 14, 2007

                                 Signature Page

                          COOPER-STANDARD HOLDINGS INC.

                   EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

Exhibit
Number
-------
10.1      Sale and Purchase Agreement dated and notarized June 9 and 10, 2007 by and between Automotive Sealing Systems S.A., Cooper-Standard
          Automotive Inc. and CSA Germany GmbH & Co. KG.

99.1      Cooper-Standard Automotive Inc. press release, dated June 14, 2007.